Exhibit 5.1

Opinion of Lowenstein Sandler LLP

Tower International, Inc.

17672 Laurel Park Drive North, Suite 400E

Livonia, Michigan 48152

Ladies and Gentlemen:

We have acted as counsel to Tower International, Inc., a Delaware corporation (the “Company”), in connection with a prospectus supplement (the “Prospectus Supplement”) relating to the sale by Tower International Holdings, LLC (the “Selling Stockholder”) of 7,250,000 shares of the common stock, par value $0.01 per share (the “Common Stock”) of the Company, plus up to an additional 1,087,500 shares of Common Stock that may be sold pursuant to a 30-day option granted by the Selling Stockholder to the Underwriters (such 8,337,500 shares of Common Stock, the “Shares”). The Prospectus Supplement supplements a prospectus dated October 15, 2012 (the “Prospectus”) contained in the Company’s shelf Registration Statement on Form S-3 (Registration No. 333-183117) (the “Registration Statement”) filed with the Securities and Exchange Commission ( the “Commission”) under the Securities Act of 1933, as amended ( the “Securities Act”). The Registration Statement pertains to the issuance and sale by the Company and/or the sale by the Selling Stockholder from time to time, as set forth in the Prospectus and as may be set forth in one of more supplements to the Prospectus, of shares of the Company’s Common Stock.

In connection with this opinion, we have (i) investigated such questions of law, (ii) examined originals or certified, conformed or reproduction copies of such agreements, instruments, documents and records of the Company, such certificates of public officials and such other documents and (iii) received such information from officers and representatives of the Company as we have deemed necessary or appropriate for the purposes of this opinion.

In all such examinations, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of original and certified documents and the conformity to original or certified documents of all copies submitted to us as conformed or reproduction copies. As to various questions of fact relevant to the opinion expressed herein, we have relied upon, and assume the accuracy of, certificates and oral or written statements and other information of or from public officials and officers and representatives of the Company.

Based upon the foregoing and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that the Shares have been duly authorized by the Company and are validly issued, fully paid and non-assessable.

The opinion expressed herein is limited to the applicable provisions of the General Corporation Law of the State of Delaware (the “DGCL”) and the Constitution of the State of Delaware, in each case as currently in effect, and reported judicial decisions interpreting such provisions of the DGCL and the Constitution of the State of Delaware.

The opinion expressed herein is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated herein. We undertake no obligation to supplement this letter if any applicable laws change after the date hereof or if we become aware of any facts that might change the opinion expressed herein after that date or for any other reason.

We hereby consent to the filing of this opinion as an exhibit to the Current Report on Form 8-K filed by the Company on the date hereof and which is incorporated by reference into the Registration Statement and to the references to this firm under the caption “Validity of Securities” in the Prospectus Supplement. In giving these consents, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Lowenstein Sandler LLP

Lowenstein Sandler LLP